Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Third Fiscal Quarter Ended December 31,  2017

CSWC Reports Pre-Tax Net Investment Income of $0.27 Per Share and Net Asset Value of $18.44 Per Share

Dallas, Texas – February 5, 2018  – Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC), an internally managed Business Development Company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the third fiscal quarter ended December 31,  2017.

Third Quarter Fiscal Year 2018 Financial Highlights

•	Total Investment Portfolio increased to $367.1 million from $321.9 million at the end of the prior quarter
o	No investments currently on non-accrual
o	Total Credit Portfolio increased to $226.4 million from $187.3 million at the end of the prior quarter
o	$69.9 million in new committed credit investments
o	$25.4 million in prepayments and amortization on credit investments
o	Total Equity Portfolio, excluding investment in I-45 SLF, increased to $73.5 million from $67.1 million at the end of the prior quarter
o	$1.2 million in new equity co-investments
o	Total CSWC investment in I-45 SLF - $67.2 million
o	I-45 SLF portfolio had assets of $218.0 million at quarter end
o	Portfolio consists of 44 issuers: 96% 1st Lien Debt and 4% 2nd Lien Debt
o	I-45 SLF paid a $2.3 million quarterly dividend to CSWC, an effective yield of 13.5% on CSWC investment in I-45 SLF
•	Pre-Tax Net Investment Income of $4.3 million, or $0.27 per weighted average diluted share
•	Declared and Paid Quarterly Dividend of $0.26 per share
•	Net Realized and Unrealized Gains on Investments: $5.6 million
•	Total Cash and Cash Equivalents: $20.5 million
•	Total Net Assets increased to $298.5 million from $292.5 million at the end of the prior quarter
•	Net Asset Value per Share increased to $18.44 from $18.26 at the end of the prior quarter

•	Weighted Average Yield on Debt Investments: 11.0%
•	Weighted Average Yield on all Portfolio Investments: 10.6%

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “This quarter was a strong quarter for both earnings and new investing activity, and our portfolio continues to perform well.  We also achieved several important milestones.  CSWC closed its first public offering since its initial IPO in 1961, raising $57.5 million at 5.95% in Baby Bonds with a five-year maturity of December 2022.  This transaction was substantially oversubscribed and our execution, at the time, had the tightest spread to applicable treasury among BDC baby bond issuers over the prior few years.  We also amended, extended and upsized our ING-led credit facility during the quarter.  We increased the facility by $65 million to $180 million from eight lenders, while reducing our spread and extending the maturity to the end of 2021.  These transactions provide our company the necessary capital to reach our target leverage, providing the potential to substantially increase our net investment income and dividends to our shareholders.”

Third Quarter Fiscal Year Portfolio and Investment Activities

During the quarter ended December 31,  2017, the Company originated five new investments and two follow-on investments totaling $71.1 million. New investment transactions which occurred during the quarter ended December 31,  2017 are summarized as follows:

Amware Fulfillment LLC, $1.1 million add-on to  1st Lien Senior Secured Debt: Amware provides logistics fulfillment services for business-to-consumer, business-to-business, and multi-channel verticals.

Elite SEM, Inc., $5.4 million add-on to 1st Lien Senior Secured Debt, $0.1 million add-on to preferred stock:  Elite SEM is a performance digital media agency.

Delphi Intermediate Healthco, LLC, $7.5 million 1st Lien Senior Secured Debt: Delphi Health is a behavioral health company specializing in providing chemical dependent and addiction treatment services to adults.

LGM Pharma, $10 million 1st Lien Senior Secured Debt, $1.1 million common stock, $3 million Revolver: LGM Pharma is a value-added distributor of active pharmaceutical ingredients to the pharmaceutical and biotech markets.

Clickbooth.com, LLC, $17.5 million 1st Lien Senior Secured Debt, $2 million Revolver:  Clickbooth.com is a performance-based digital marketing network that connects advertisers with publishers who promote their products primarily on a cost-per-action basis.

Capital Pawn Holdings, LLC, $12.9 million 1st Lien Senior Secured Debt: Capital Pawn owns and operates a network of pawn shops in the southeastern United States.

Research Now Group, Inc., $10.5 million 2nd Lien Senior Secured Debt: Research Now is a leader in data collection through online and mobile surveys using proprietary consumer and business panels.

During the quarter ended December 31,  2017, the Company received full prepayments on three investments totaling $21.1 million. The Company received a full prepayment on the following investments:

Redbox Automated Retail,  1st Lien Senior Secured Debt: Proceeds of $7.0 million, resulting in an IRR of 13.8%.

Research Now Group, Inc.,  2nd Lien Senior Secured Debt: Proceeds of $7.0 million, resulting in an IRR of 10.8%.

Digital Room Inc.,  2nd Lien Senior Secured Debt:  Proceeds of $7.1 million, resulting in an IRR of 15.1%.

Third Fiscal Quarter 2018 Operating Results

For the quarter ended December 31, 2017, Capital Southwest reported total investment income of $9.0 million, compared to $8.5 million in the prior quarter.  Interest income grew by $0.3 million over the prior quarter, driven by net portfolio growth.

For the quarter ended December 31, 2017, total operating expenses (excluding interest expense) were $3.4 million, compared to $3.5 million in the prior quarter.  The decrease in operating expenses was due to a reduction in general and administrative expenses of $0.5 million offset by an increase in cash and share-based compensation of $0.4 million.

For the quarter ended December 31, 2017, total interest expense was  $1.3 million, compared to $0.9 million in the prior quarter. The increase in interest expense was due to an $8.9 million increase in average debt outstanding on the revolving credit facility during the quarter, as well as the addition of the December 2022 Notes.

For the quarter ended December 31, 2017, total pre-tax net investment income was $4.3 million, compared to $4.1 million in the prior quarter.

For the quarter ended December 31, 2017, we recorded a tax benefit of $0.4 million, primarily due to the tax reform legislation enacted on December 22, 2017.

During the quarter ended December 31, 2017, Capital Southwest recorded total realized and unrealized gains on investments of $5.6 million, compared to $4.7 million in the prior quarter, primarily driven by strong portfolio company performance.  The net increase in net assets resulting from operations was $10.2 million for the quarter, compared to $8.6 million in the prior quarter.

The Company’s net asset value, or NAV, at December 31, 2017 was $18.44 per share, compared to $18.26 at September 30, 2017.  The increase in NAV from the prior quarter is primarily due to an increase in net realized and unrealized gains in the current quarter.

Liquidity and Capital Resources

At December 31, 2017, Capital Southwest had unrestricted cash and money market balances of approximately $20.5 million.

In November 2017, the Company entered into Amendment No. 1 (the “Amendment”) to its credit facility. The Amendment (1) increased the total borrowing capacity under the credit facility to $180 million, (2) increased the credit facility’s accordion feature to allow for an increase in total commitments of up to $250 million, (3) reduced the interest rate on borrowings to LIBOR plus 3.00%, with a step-down to LIBOR plus 2.75% at the time the Company’s net worth exceeds $325 million, (4) reduced unused commitment fees to 0.50% to 1.0% per annum based on utilization, and (5) extended the revolving period that ended August 30, 2019 through November 16, 2020. Additionally, the final maturity of the credit facility was extended from August 30, 2020 to November 16, 2021. As of December 31,  2017, Capital Southwest had $35.0 million in borrowings outstanding under the credit facility. Regulatory leverage at the end of the quarter was 0.3 to 1.

In December 2017, the Company issued $57.5 million in aggregate principal amount of 5.95% Notes due 2022 (the “Notes”). The total net proceeds from the offering of the Notes was $55.8 million. The Notes mature on December 15, 2022 and may be redeemed in whole or in part at any time, or from time to time, at the Company’s option on or after December 15, 2019. The December 2022 Notes bear interest at a rate of 5.95% per year, payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2018.

Additionally, I-45 SLF has total commitments outstanding of $165 million from a group of four bank lenders in its Deutsche Bank led credit facility, which is scheduled to mature in July 2022. As of December 31, 2017, I-45 SLF had $134 million in borrowings outstanding under its credit facility.

Share Repurchase Program

On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10 million of its common stock at prices significantly below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the plan because it believes that the Company’s common stock may be undervalued from time to time due to market volatility. As of December 31, 2017, no shares had been purchased under the plan.

Third Quarter 2018 Earnings Results Conference Call and Webcast

Capital Southwest has scheduled a conference call on Tuesday, February 6, 2018, at 11:00 a.m. Eastern Time to discuss the third quarter 2018 financial results.  You may access the call by dialing (866)  502-8274 and using the Conference ID 2059388 at least 10 minutes before the call.  The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using https://edge.media-server.com/m6/p/fjcnt2yo.

A telephonic replay will be available through February 13, 2018 by dialing (855)  859-2056 and using the Conference ID 2059388.  An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended December 31, 2017 to be filed with the Securities and Exchange Commission and Capital Southwest’s Third Fiscal Quarter 2018 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based,  internally managed Business Development Company with approximately $299 million in net assets as of December 31, 2017. As a middle-market lending firm focused on supporting the acquisition and growth of middle market businesses, Capital Southwest makes investments ranging from $5 to $20 million in securities across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as “will,” “may,” “could,” “believe,” “expect“ and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2017 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer

214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	December 31,	March 31,
	2017	2017
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $237,833 and $172,437, respectively)	$237,669	$175,731
Affiliate investments (Cost: $5,936 and $5,925, respectively)	6,321	7,138
Control investments (Cost: $76,301 and $72,178, respectively)	123,130	104,011
Total investments (Cost: $320,070 and $250,540, respectively)	367,120	286,880
Cash and cash equivalents	20,527	22,386
Receivables:
Dividends and interest	4,110	3,137
Escrow	119	545
Other	467	626
Deferred tax asset	2,080	2,017
Debt issuance costs (net of accumulated amortization of $862 and $366, respectively)	2,755	2,137
Other assets	5,672	8,024
Total assets	$402,850	$325,752

Liabilities
Notes (Par value: $57,500 and $ -, respectively)	$55,236	$-
Credit facility	35,000	25,000
Other liabilities	7,594	5,996
Dividends payable	4,201	7,191
Accrued restoration plan liability	2,099	2,170
Deferred income taxes	190	323
Total liabilities	104,320	40,680

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value: authorized, 25,000,000 shares; issued, 18,526,493 shares at December 31, 2017 and 18,350,808 shares at March 31, 2017	4,632	4,588
Additional paid-in capital	261,614	261,472
Net investment income in excess of (less than) distributions	6,261	(1,457)
Accumulated undistributed net realized gain	3,100	8,390
Unrealized appreciation of investments, net of income taxes	46,860	36,016
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	298,530	285,072
Total liabilities and net assets	$402,850	$325,752
Net asset value per share (16,186,981 shares outstanding at December 31, 2017 and 16,011,296 shares outstanding at March 31, 2017)	$18.44	$17.80

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Investment income:
Interest income:
Non-control/Non-affiliate investments	$5,420	$3,384	$14,858	$7,839
Affiliate investments	142	141	423	422
Control investments	-	57	-	116
Dividend income:
Non-control/Non-affiliate investments	31	-	91	-
Control investments	3,118	3,078	9,221	6,843
Interest income from cash and cash equivalents	4	29	16	155
Fees and other income	304	176	643	373
Total investment income	9,019	6,865	25,252	15,748
Operating expenses:
Compensation	1,885	1,509	5,129	4,521
Spin-off compensation plan	172	172	517	517
Share-based compensation	479	321	1,231	815
Interest	1,275	343	2,924	446
Professional fees	245	404	1,205	1,255
Net pension expense	42	43	123	129
General and administrative	620	664	2,171	1,961
Total operating expenses	4,718	3,456	13,300	9,644
Income before taxes	4,301	3,409	11,952	6,104
Income tax (benefit) expense	(362)	536	(84)	1,495
Net investment income	$4,663	$2,873	$12,036	$4,609

Realized gain
Non-control/Non-affiliate investments	$527	$44	$1,361	$(216)
Affiliate investments	90	-	90	3,986
Control investments	-	28	-	28
Total net realized gain on investments before income tax	617	72	1,451	3,798

Change in unrealized appreciation of investments
Non-control/Non-affiliate investments	708	2,051	(3,458)	614
Affiliate investments	(173)	75	(827)	581
Control investments	4,500	2,839	14,995	8,445
Income tax (provision) benefit	(72)	(25)	133	(547)
Total net change in unrealized appreciation of investments, net of tax	4,963	4,940	10,843	9,093

Net realized and unrealized gains on investments	$5,580	$5,012	$12,294	$12,891

Net increase in net assets from operations	$10,243	$7,885	$24,330	$17,500

Pre-tax net investment income per share - basic and diluted	$0.27	$0.21	$0.74	$0.39
Net investment income per share – basic and diluted	$0.29	$0.18	$0.75	$0.29
Net increase in net assets from operations – basic and diluted	$0.64	$0.50	$1.52	$1.11
Weighted average shares outstanding – basic	16,104,806	15,868,977	16,041,696	15,755,480
Weighted average shares outstanding – diluted	16,176,436	15,931,501	16,109,122	15,832,487